Exhibit 99.1

MAC-GRAY

Moderator: Mike Shea

July 22, 2004

9:00 a.m. CT

Operator:  Good day and welcome to the Mac-Gray Corporation Second Quarter 2004 conference call.  Today’s call is being recorded and webcast.  With us today is Chairman and Chief Executive Officer, Stewart McDonald, and Chief Financial Officer, Michael Shea.  At this time I would like to turn the call over to Mr. Shea.  Please go ahead sir.

Mike Shea:  Thank operator.  Good morning and thank you everyone for taking the time to join us for Mac-Gray’s second quarter conference call.  Before we begin today’s call I would like to remind everyone that under the Private Securities Litigations Reform Act of 1995, the statements contained in this presentation which are not historical facts, such as those dealing with future competitive success, financial performance, and growth are forward-looking statements that are subject to change based on various factor which maybe beyond the company’s control.  Accordingly, the future performance and financial results of the company may differ materially from those expressed or implied in any such forward-looking statements.

Such factors include but are not limited to those described in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that maybe made during today’s conference call.

As we announced in our earnings release this morning, Mac-Gray posted record results for the quarter, reflecting the benefits from our January acquisition as well positive year over year organic growth in laundry facilities management, commercial laundry sales, and MicroFridge.

Total revenue for the second quarter ended June 30th, ‘04 was $45.2 million, an increase of $9.2 million or 25 percent from $36.0 million in Q2 of ‘03.  Second quarter net income was $877,000 or 7 cents per diluted share, compared with $373,000 or 3 cents per diluted share for the same period in ‘03, an increase of 135 percent.  For the six months ended June 30th, ‘04, Mac-Gray reported record revenue of $88.7 million, an increase of 16.8 million or 23 percent compared to $72 million for the same period in ‘03.

Net income for the first six months of ‘04 was 2.7 million or 21 cents per diluted share.  This compares favorably with the 1.3 million or 10 cents per diluted share we achieved for the same period in ‘03, an increase of 112 percent.

In comparing both our three-month and six-month results I need to point out that both ‘04 and ‘03 include some special items.  The adjustments that occurred in the first quarter of ‘04 were a pre-tax charge of $183,000 for the early extinguishment of debt and a gain of $1.2 million on the sale of assets as part of our January acquisition.

Last year’s second quarter adjustment was a charge of $381,000 for the early extinguishment of debt in the second quarter of ‘03.  Today’s press release includes tables that reconcile adjusted non-GAAP measures of net income, net income per diluted share, and income from operations to GAAP.  Excluding these adjustments, second quarter earnings increased 48 percent in the first half of ‘04 – earnings increased 42 percent.

The improvements in Mac-Gray’s top and bottom line performance for the quarter was produced primarily by our core laundry facilities management business, which turned in good organic growth while also benefiting from the successful integration of the web service company, Eastern Division Acquisition.

Second quarter laundry facilities management revenue rose $8.5 million or 34 percent for the second quarter to $33.6 million, a record from $25.1 for the second quarter of ‘03.

On prior calls we have commented on the negative impact on revenue and earnings of higher apartment vacancy rates.  Our current data shows that equipment usage, our way of measuring the impact of occupancy improved slightly in the second quarter from the second quarter of ‘03.

In Mac-Gray other laundry related business, commercial laundry equipment sales, second quarter revenue increased 17 percent to $3.8 million from $3.2 million in Q2 of ‘03.  For the first six months of ‘04, sales from this business totaled 6.7 million, an increase of 8 percent over 6.2 million for the first half of ‘03.  This business is sensitive to the strength of the economy, consumer confidence, local permitting, and the availability financing to small businesses that are our customers.  We believe the increase in sales is attributable to improvement these variables coupled with the addition of more experienced sales people than we had on staff a year ago.

Our MicroFridge division top line improvement for the second quarter and first half of ‘04 included an increase in total sales of 5 percent to $6.6 million from $6.3 million for the second quarter of ‘03.  And an increase of 9 percent for the first half of ‘04 to $12.2 million from $11.1 million in the same period of ‘03.

Looking at MicroFridge performance by market.  In the government sector, second quarter sales decreased $100,000 to $2.6 million.  However, for the six-month period, government sales rose 11 percent to $5.7 million in ‘04 from $5.2 million in ‘03.  Sales in this sector are of course influenced by the allocation and release of government budget dollars.

MicroFridge sales to the hospitality and healthcare sectors for the second quarter rose $100,000 to $2.7 million in ‘04.  For the first six months of ‘04, hotel sales increased 3 percent to $4.7 million from $4.5 million in the first half of ‘03.

Finally, sales to the academic sector increased $300,000 in the second quarter to $1.3 million and rose 18 percent to $1.7 million for the first half of ‘04 from $1.5 million in the same period of ‘03.

While MicroFridge sales to the academic sector have shown year over year improvement, it’s important to note that this still represents a mild recovery from a severe multi-year slump.  The third quarter now underway is normally the most significant in defining academic sales for the year.

Turning back to the corporate results.  Year over year second quarter income from operations as a percentage of revenue after adjusting for the non-operating items, increased 68 percent as compared to a year ago from 4.3 percent of revenue to 5.8 percent.  For six months, adjusted net income from operations increased from $2 million or 51 percent from 5.4 percent of revenue to 6.6 percent of revenue.  The primary reason for these increases was the acquisition of laundry contracts in January and the corresponding increased revenue while eliminating the related operating costs.

We also saw some improvement in the operating margin in the MicroFridge division for the second quarter and six months.  The commercial sales margin decreased slightly for these periods.

Interest expense and other expense for the second quarter of ‘04 doubled to $1.1 million from $516,000 in the second quarter of ‘03.  The increase resulted primarily from the increase borrow to fund the January acquisition.

Because of lower interest rates as compared to a year ago resulting from the June ‘03 renegotiation of our bank facility financing, actual cash interest expense for the six months of ‘04 decreased from the first half of ‘03.  Later in this call we’ll review our funded debt balance.

EBITDA and cash flow from operations have also significantly improved year over year.  Second quarter EBITDA, after the adjustments we have discussed, increased $8.2 million this year from $6.1 million in ‘03.  For six months EBITDA totaled $16.7 million in ‘04 compared to $13.0 million in ‘03, an increase of 28 percent.

Net cash flows provided by operating activities for the first six months of ‘04 more than doubled to $18.9 million from $9.2 million for the first six months of ‘03.  This improvement was due primarily to improve working capital, additional depreciation, and the increase in net income we have been discussing.

Capital spending, excluding the January acquisition totaled $9.0 million for the six months of ‘04 as compared to $6.0 for the six months of ‘03.  Capital spending on renegotiating laundry facility contracts has stayed approximately the same year over year.  The increase in capital spending represents investments in new facility contracts.

To comply with SEC guidelines, let me define some non-GAAP terms.  EBITDA as the term is used in this call is defined as income before interest expense, provision for income taxes, depreciation, and amortization expense.  It excludes the cost associated with the early extinguishment of debt and the gain on the sale of assets.

Cash flows provided by operating activities is the accumulation of cash flows from operations as defined on our statement of cash flows.

Neither EBITDA nor cash flows provided by operations should be considered an alternative to net income as a measure of operating results or as an alternative to total cash flows as a measure of liquidity.  The company will reconcile EBITDA to cash flows providing by operating activities in its second quarter ‘04 form 10Q.

Turning to the June 30th, ‘04 balance sheet, the most significant change in this quarter in addition to those associated with the January acquisition were a reduction in our total funded debt to $82 million.  From January 16, ‘04 when we increased our borrowings to fund the all cash acquisition to the end of the first quarter, we reduced debt by $9 million.  Then in the second quarter, we decreased total funded debt by approximately another $1 million.

Since January 1st, we have also invested $9 million in capital spending as compared to $6 million for the same period last year.  And in addition, we intentionally increased our laundry equipment inventory by approximately $3 million over last year’s second quarter in anticipation of a labor strike at Maytag, which has since been settled.  This was partially off set by a decrease in the MicroFridge inventory of $2 million.

Now let me turn the call over to Stewart.

Stewart McDonald:  Thanks, Mike.  As Mike indicated, Mac-Gray’s second quarter was by all measures a successful one for the company.  The important takeaways are that our core laundry facilities business is stronger and more strategically positioned than ever.  And that the January acquisition is performing as predicted.

Our integration of the web service Eastern Assets, has proceeded like clockwork.  We’ve experienced none of the negative surprises and growing pains that could have accompanied the largest acquisition in our history.  The contracts we acquired have proven to be compatible with ours and web services practices and relationships with their customers so resemble ours that we have been able to assume their management role without incidence.  The transition has been orderly and seamless.

In addition to the financial savings associated with merging the two overlapping operations, we’re beginning to realize some the expect synergies and strategic benefits.  Mac-Gray is gaining access to contiguous new markets and fill in markets, increasing our density.  At the same time we are gaining operating leverage by spreading our fixed costs over more operating assets.

In addition, we are extending our geographic dispersion and diversifying our exposure to local economic factors such as unemployment levels and vacancy rates.

One of the key reasons we are told why investors hold our stock is the predictability and the annuity like nature of our laundry facilities management business.

The January acquisition has only heightened this feature.  First as Mike indicated, the acquisition has increased the relative contribution of our stable laundry facilities management business to Mac-Gray’s overall results so that whereas it was 70 percent of total corporate revenue in last year’s second quarter, this year the core business produce 74 percent of the revenue line.

Second, the transaction strengthens our position as a top provider to the apartment and condominium markets in the east.  It also solidified our standing among colleges and universities as the largest facilities contractor for the academic market in the United States.

The overlap with Web in eastern markets has allowed us to close four out of the six branch offices that collectively serve those markets, without any losses in efficiency or disruptions in customer service.  The branch closings eliminated redundant operating expenses and overhead and generated approximately $1 million in annualized savings.

Final steps of the integration remain, primarily relating to some information systems.  And we expect to incur some final, but minimal incremental costs in the current quarter.

Let turn now to our MicroFridge division where our overall results continue a positive trend, where the underlying businesses will exhibit some variability from one quarter to the next.  We’re excited about the year over year that this business achieved in the second quarter.  And we continue to view MicroFridge as a key growth area of Mac-Gray.

Before we open the call to questions, I would like to comment on our outlook.  The outlook for our core business has been enhanced by our success with the Web Service acquisition and its integration.  Perhaps the visibility of this transaction will create opportunities for additional acquisitions.

The other major contributor to the outlook for Mac-Gray is our technology advantage, which increased with our intelligent laundry solutions suite of applications, most of which were introduced last year.  This includes laundry view, which now allows students, or apartment residents on line access to machine availability.  And Precision Watch, which automatically laundry detergent into a machine’s wash cycle allowing users to no-longer have to provide their own.

In addition, Laundry Links, allows customers and technicians access to online scheduling information for service calls.

These products have generated a significant amount of interest.  Each product has the potential to increase revenues and/or cut costs.  And we believe that over time the entire suite to which we are also adding, will provide Mac-Gray with a unique advantage when competing for new contracts, particularly in the academic market.

I look forward to briefing our stakeholders on this subject after the third quarter and the start up of the new school year is concluded.

The outlook for MicroFridge is improving as it continues to adjust its marketing strategy, offer a larger selection of products, and develop new distribution channels.

In summary, we are pleased with the progress we made in the second quarter and the momentum that we hope will carry through the balance of 2004.

Thank you for your attention.  Mike and I would now like to answer any questions you may have.  Operator you may open lines.

Operator:  Thank you gentlemen.  The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

We will proceed in the order that you signal us and we’ll take as many questions as time permits.  Once again, it’s – please press star one on your touch-tone telephone to ask your question.

One moment while we assemble the roster.  Our first question comes from Jack Ripsteen, Potrero Capital.

Jack Ripsteen:  Hi, good morning, guys.  Looks like a fantastic quarter.  Congratulations on the integration.  That can be difficult.  Michael, could you us a sense – I have two questions.  The first is – if you could give us a sense of cap ex for the remainder of the year just to get an idea of, you know, how that is going to progress.

Mike Shea:  Well, of course I can’t forecast that.  We’re not giving any guidance.  But I can say that being $3 million ahead of last year and having that be growth cap ex and not just contract renewal cap ex, I would expect the trend to continue.

Jack Ripsteen:  OK.  And then in terms of, not – obviously you just did a very significant acquisition, but what’s the landscape looking like?  I know it kind of soured there.  People’s expectations of what their fair value was had changed dramatically.  And maybe now it’s now getting realigned.  Where are the sort of the bulk of thoughts on valuation these days?  Not asking for a time line on valuations, but just, you know, peoples rationality et cetera on their own values.  Where has that settled out?

Stewart McDonald:  You’re asking me, I think, to comment on the expectations of others.  And I don’t know.  I think that the – our acquisition of Web, of the Web Eastern assets in January was probably the – I’ll call it the gold standard of what a multiple – what an acquisition evaluation should look like.  And rather than commenting on what that multiple is – the reason I say that is that among the variables you have look when you make acquisition in this industry are the density that the acquired assets bring to your current existing operations.

And in the case of the January acquisition it was virtually a hand to a glove.  Secondly, you have look at the quality of the assets being purchased.  That literally is the fleet of equipment that is in the field.  In Web’s case, it was all Maytag.  It has been superbly maintained and it was in excellent condition.  A third variable is the quality of the contract portfolio, which in Web’s case again, was a gold standard level.

So to answer your question in a round about way any subsequent acquisition dialogue that we enter into – and there are several that are ongoing – has to measured against that gold standard of excellent equipment, superb long-term contracts, and outstanding reputations that the seller has in the marketplace, and a reasonable value for the cash flow.  As to what the expectations are out there in the landscape, I don’t really know.  I really don’t know.

Jack Ripsteen:  OK.  But there hasn’t been the sort of souring that took place, say a couple of years ago.  ((inaudible))  I think expectations were awfully high on the part of some of the sellers out there.

Stewart McDonald:  Expectations had been ratcheted up from July of ‘96 until June of ‘98 by the fact that a competitor of ours in the laundry space had been making a series of acquisitions which frankly we considered to be more than fully valued.

To the extent that sellers expectations have adjusted from that period – again, I would be – you would be asking me to comment on the outlook of others.  And – again, you know, but exhibit A is staring us right in the face.  The Web acquisition in January, the Eastern Assets acquisition was fairly valued.  It was clearly and obviously valued to be fair by both buyer seller.  And that’s why I say, it really is going to be the gold standard going forward.

Jack Ripsteen:  OK.  Great.  Thank you.

Operator:  Our next question comes from Myron Kaplan, private investors.

Myron Kaplan:  Yes, hi, Stewart and Mike.

Stewart McDonald:  Good morning, Myron.

Myron Kaplan:  Congratulations.

Stewart McDonald:  Thank you.

Myron Kaplan:  Very good quarter.  Can you just – are you able to elaborate a little bit about any kind of , lets say acquisition strategy and opportunities?  And also the geographic area that you would seek?

Stewart McDonald:  Let me take your second question first.

Myron Kaplan:  All right.

Stewart McDonald:  The logic behind the January acquisition was that it really did increase our market density east of the Mississippi.  Any acquisitions that we would be looking to make – tucking acquisitions are whatever you want to call them – really would be in that geography.  The only way we would venture beyond – call it the Mississippi – but beyond where we currently do business, would be to make an acquisition that would give us, out of the box, immediate density in a given market.

To take your first question and in responding to Jack I hope I – the earlier question, or I hope I answered it.  You know, we’re constantly in dialogue.  Sometimes the dialogue is frequent, meaning weekly.  And sometimes it’s infrequent, which means, you know, once a quarter.  But that’s been the case for six years.  And I know that you’ve been long-term shareholder.  You’ve heard me say that over and over again.

I can tell you that the level of dialogue has not increased.  It is sort of at the same level on the dialogue meter that it has been for the past five years.  Meaning that it’s constant.  It’s somewhat irregular.  And it’s always involves two or three small companies at any given time.

Myron Kaplan:  Right.  So it sounds like you’re be adding to a winning hand so to speak.

Stewart McDonald:  We – I fully expect to be adding to winning hand.  I just obviously am not going give any guidance as to when or as to what size cards we’ll be adding to the hand.

Myron Kaplan:  Right, right.  All right.

Stewart McDonald:  Clearly in January, it was a royal straight.  And yet, you know, often the smaller acquisitions, the smaller companies that are well run.  That are committed to quality.  They can be just as valuable and just as important.

Myron Kaplan:  How about weak routes where they’re poorly financed and poorly maintained and so forth?

Stewart McDonald:  Well, we’re glad to have conversations with them.  And we have on occasion.  The seller of a weak route that’s been poorly maintained and who’s already sort of ginned it up for sale by deferring cap ex – after dealing with Mac-Gray they are going to expect that to be reflected in the purchase offering.

Myron Kaplan:  In the price.  Right.  All right.  Well, good.  Nice going.  Keep up the good work, please.

Stewart McDonald:  Thank you Myron.  Thank you very much.

Operator:  We’ll go next to Brent Miley, Rutabaga Capital.

Brent Miley:  Hi, good morning.  I got a couple of questions if I could.  I know you guys don’t want to give any guidance – if I give you a couple assumptions, I was hoping you might be able to help me understand the free cash flow picture a little better.  Obviously you have produced quite a bit of it despite some, I guess some ongoing movements in working capital with inventory and so forth.

Is there anything if trends continued that would suggest sort of that I should know about in terms seasonality or working capital nature?

Anything that would suggest that free cash flow would not continue, if, again, trends continue as they have in the past?  I’m must trying to make sure that I don’t necessary want to look at the free cash number and kind of double it, if that’s a silly assumption.  But I guess I can’t think of anything off the top of my head that would suggest that your free cash flow generation would go down, you know, in the back half if trends continue.  Is that a fair statement?

Mike Shea:  Brent, Mike.  When you see the cash flow statement in the Q, certainly you’ll see income.  You’ll see depreciation, which increased significantly with the acquisition in January.  But I’m not able to forecast exactly what’s going to happen to all my components of working capital.  What exactly my pattern of inventory purchases will be?  Or my payment of bills, et cetera.  All of which contribute to free cash flow.

Brent Miley:  Sure.  No, I understand.  Is there anything exceptional that happened in the first – I’m just – basically looking at is that you’ve guys have paid down the portion of the debt very, very quickly.  And I’m just trying to kind of figure out whether that general trend should continue.  Not in terms of, you know, exact dollars, and so forth.  But I guess – I don’t see anything, you know, in the balance sheet that you have provided us that necessarily looks, you know, sort of real out of whack as it were.  In other words, nothing looks too exceptional.  Payables are up.  Maybe that, you know, has something do with it.  But I guess it looks to me like you’re ability to generate free cash should in sort of broad strokes continue.  Is that a fair statement?

Stewart McDonald:  I believe it is.  And I would support that by looking at our track record by quarter for the last several years.  You’ll find that the fourth quarter in particular is a very strong quarter in paying down debt.

Brent Miley:  OK.  Very good.  I just actually wanted to make sure that is nothing too exceptional in there.  On the acquisition pipeline which you have been commented on.  And the last couple questioners have addressed as well – is it fair to say that after the Web Service acquisition that most of the things you would be looking at would in deed probably more fill in.  Nothing would be probably quite as large?  Just trying to get a little bit of feel for maybe what we can expect?  I know the timing is very uncertain, but just in terms of the pipeline – in terms of sort of the size of the deal to be expected?  Maybe you could comment on whether out there as large exists?  Or whether it would probably like – would be smaller and more tuck in oriented?  Not that this wasn’t a tuck in as well, but ...

Stewart McDonald:  Well, I’m not sure what the question is Brent, but ...

Brent Miley:  ... are you likely to have out of all your candidates out – are any of them as large as the one that you just did?

Stewart McDonald:  Could be?

Brent Miley:  I’m just trying to understand the nature of the size of the deal.  I know some could small.  I just trying to get feel for kind of the upper end of what A – you could finance and B – what’s out there.

Stewart McDonald:  A, we could go to our banks, go to our current banks and I believe the internal logic of the acquisition was as tight as the one in the January was – I believe that they, or maybe adding some banks to the consortium would be able to help us repeat that experience.

Brent Miley:  OK.  All right.  And then there’s obviously candidates like that do exists.  OK.  And then Mike if you could – you went over on the MicroFridge segment – you went over the government segment – would you give me those numbers once more?  I got the hotel and academic but I didn’t get the government.

Mike Shea:  Sure.  The government numbers increased for six months to $5.7 million which was an 11 percent increase over ‘03.

Brent Miley:  And is any of that – so you guys have some new licenses to sell into the military.  Some new products as well as MicroFridge.  Is that where that’s included?  Is that in that segment where you guys can actually sell more of Maytag’s line?  Am I thinking of that in the right segment?

Mike Shea:  This is just MicroFridge products.

Brent Miley:  That’s just MicroFridge.  OK.  All right.  Very good.  That’s actually I think about all I had.  I appreciate it.  Nice job.

Stewart McDonald:  Thank you, Brent.

Operator:  We will take our next question from Mark Cooper, Wells Capital Management.

Mark Cooper:  Thank you.  Michael, did you say that the CFO, cash flow from operations that you’re going to report on your Q will say $19 million for the six months?

Mike Shea:  I believe so, yes.

Mark Cooper:  And then $9 million for the cap ex?

Mike Shea:  Yes.

Mark Cooper:  So that makes – then the basic free cash flow number about $10 million?  Sound right?

Mike Shea:  For the six-month period ...

Mark Cooper:  Well yes.  OK.  That’s the math.  That’s the math.  OK.  I just wanted to check those numbers.  Thanks.

Mike Shea:  Yes, all I want to caution you – and we spoke about this in answering a previous question – is that you know, there is some seasonality in this.  And where that seasonality, how that seasonality plays on inventory purchases, receivable pay down, accounts payable – I’m just not able to forecast that for you.

Mark Cooper:  Then Mike let me ask you a question.  How – I know you guys have been at this for quite some time.  Is there something inherently difference with these last two acquisitions that give you the inability to, you know, thumb nail where this should be for the year?

Mike Shea:  No, I don’t – first of all there has only been one acquisition.

Mark Cooper:  I’m sorry.  That’s right.

Mike Shea:  But no, the fact that it was laundry route acquisition pretty much mirroring the way we operate.  You know it takes – it would take any company a few months or a few quarters to get a handle on forecasting some of the cash requirements.  But it’s not a difficult process, no.

Mark Cooper:  I would continue to encourage you based on your opening comments that investors own your stock for some of the predictable nature of the cash flow, you should have a pretty good idea of what a given year is going look like.  And you should feel comfortable saying what your plans are for that year.  Certainly, at least on a maintenance basis and it will just only help you gain credibility and the ability to validate your decision making.

Mike Shea:  Well, and to that point as we talked to Brent a moment ago, you could look at the historical data and see how predictable cash has been over the years.  And also pick up on the seasonality we have when the colleges are closed and where installing more capital during the end of the second quarter and beginning of the third quarter.

Mark Cooper:  Well, I do, I do understand that.  I just – I guess the one thing I don’t understand is why you have some hesitancy to say what you think that number is going to be.  If you’re pointing us – you’ve kind of explained to us how predictable it is and how we can look at the history, but yet you refuse to sort of give any indication at all, at least for current year.

Mike Shea:  Well, we’ve just decided not to give any guidance.  And I don’t think that’s a significant handicap to investors because of the quality of the historical data and the ability to analyze that.

Mark Cooper:  Well, I disagree.  But thanks for what you’re doing so far.

Stewart McDonald:  Thanks Mark.

Mike Shea:  Thank you.

Operator:  We’ll take our next question from Ephraim Fields, Clarus Capital.

Ephraim Fields:  All right.  Good morning guys.

Stewart McDonald:  Good morning, Ephraim.

Ephraim Fields:  Could you give us a sense for what the organic growth was in the laundry business please?

Mike Shea:  Organic growth in the laundry – oh, you mean ...

Ephraim Fields:  ... excluding the ...

Mike Shea:  ... carving out the acquired assets?

Ephraim Fields:  Yes.

Mike Shea:  I have that.  We quoted a number of – hang on for just a minute.  Here it is.  Second quarter laundry facility management revenue rose 34 percent or $8.5 million and out of that over $7 million is attributable to the acquired assets.

Stewart McDonald:  Just over 7.

Ephraim Fields:  OK.  All right.

Mike Shea:  About 1.4, 1.5 million would be what characterizing as organic.

Ephraim Fields:  Got it.  Great.

Stewart McDonald:  And organic being the increase in usage, the increase in bin prices and most significantly the increase in the number of new machines placed in service.

Ephraim Fields:  Right.  OK.  In your press release, you mentioned that there were some temporary increases in your expenses as a result of the acquisition.  Can you quantify those for us?

Mike Shea:  Let’s see I don’t have that number – because it’s in four or five different buckets.  I don’t that number on the tip of my tongue.

Ephraim Fields:  Right.

Mike Shea:  But really, it drives from the necessity of running dual operations for a period of time.  I mean...

Ephraim Fields:  ... sure.  Are we talking half a million dollars, $200 million, ((inaudible)) ...

Mike Shea:  ... in another variable here is that the accountants have allowed us to capitalize some of that in connection with the acquisition.  But it was some outside services, quite a bit of overtime here at corporate to integrate the systems – I’m sorry Ephraim, I’m ...

Ephraim Fields:  OK.

Mike Shea:  ... not withholding information.  I just don’t want to give you a number I’m not sure of.

Ephraim Fields:  I understand.  And finally Stewart, last time that we spoke we talked about some options that I guess you guys were considering which might return some cash to the shareholders but more importantly heighten the company’s perspective in the public market since I think there are a lot of people out there that think your stock is incredibly cheap.  But people just aren’t aware of it.  And I guess one of the things that we had discussed was some type of dividend.  And I was wondering what your current thoughts were?

Stewart McDonald:  Well, Ephraim I’m sorry but I need to correct your question.  We had a discussion on dividends but I wouldn’t characterize it as something that we were considering.  I wouldn’t comment on that any way.  That would be a board decision.  And with $82 million of current bank debt, despite our ability to pay it down on a quarterly basis, I would suspect that day is not at hand.

Ephraim Fields:  OK.  I apologize.  I didn’t mean to imply that – it was something that we had brought up and that not that you had brought up.  So I apologize if I misspoke.

Stewart McDonald:  No that’s all right.  No, I don’t see that as happening near term.  I mean you know, we take $82 million worth of debt very seriously.

Ephraim Fields:  OK.  Thank you very much.

Operator:  Our next question comes from Rick Teller, Pemberton Research.

Rick Teller:  Yes, good morning.  I was wondering to what extent the good results in the quarter came from price increases as opposed to say usage and new machines?  And whether the pace of price increases, you know, is expected to continue at a similar pace?  And also just as far as that goes, whether you’re feeling any pressure from your, the apartment owners, and the academics and so forth, pressure upon you to increase prices so that they can recoup some of their extra expenses?

Stewart McDonald:  Let me – this is Stewart – let me take a stab at what I think were three questions.  The first question is to what extent the results of the quarter derived from vend increases.  It would be minimal.  It would be less than one percent.  The second and third questions, which were linked, – were that – first of all in the academic market decision-makers and the people who would approve a price increase are usually very reluctant.

The ability to raise prices in the academic space for just a traditional product – meaning a card operated piece of laundry equipment – is minimal.  In the multi-housing market on the other hand a lot of property owners are very interested in keeping the pricing of their laundry room competitive with the local market.  And the local market is defined as the closest Laundromat to the apartment owners.

There are 30 to 40,000 retail Laundromats in the United States.  And when you think about it – who uses them?  It’s people who live in apartment buildings.  And so people who live in apartment buildings have the choice of going to the local Laundromat or using the central laundry room that’s in that apartment building whether it’s run by Mac-Gray or another service provider.  And so the pricing has to be viewed not just through the lens of how can I recover my cost if I were an apartment owner, but also through the lens, we hope, the other lens of the fact there’s ceiling on pricing.  And that ceiling is determined by what the market will bear.  And the market is defined as the closest Laundromat to the apartment building.

Rick Teller:  OK.  Well presumably the closet Laundromat has say rising energy expenses, so one would think they might tend be interested in increases ...

Stewart McDonald:  ... fair point.  Fair point.

Mike Shea:  And that could have two effects.  It could bring more people into the apartment buildings laundry facility who were for other reasons going outside.  And create the opportunity that you’re looking for.

Rick Teller:  OK.  So it’s kind of on an apartment by apartment basis.  There is no general rule ...

Stewart McDonald:  ... it’s very much building by building, campus by campus.

Rick Teller:  OK.  Thanks.

Operator:  Gentlemen, we have time for one final question today.  And that question comes from Peter Kamin, private investor.

Peter Kamin:  Good morning.

Stewart McDonald:  Morning, Peter.

Peter Kamin:  Two quick questions.  One of which is a follow up on a previous question relating to the nature of the temporary increases in costs that you incurred for the quarter.  I think, Stewart in your comments, you described potentially saving up to, I think,  a million dollars a year prospectively from closing four of six of the Web Service branches.

Stewart McDonald:  That’s correct.  We believe that the – and it’s virtually done.  I mean most of that integration is virtually complete.  And so the annualized benefits will be about a million dollars.

Peter Kamin:  OK.  And so is it OK to consider the kind of the combination of that action plus some of the wind down of these temporary costs to produce a number that would be – we might begin to see in the next quarter?  Or is it further out than that when you might actually generate some, you know results from that savings?

Stewart McDonald:  I’m not sure what the question is.  But as we stated in our press release in January, the acquire assets brought about $7 million of EBITDA with them.  We have completed the integration to the point where there is a million dollars of annualized savings there.  I think if you’re asking when you’d see that?  You’re pretty close to seeing that now.  But I mean definitely this will all be done by the – well by the end of the third quarter.  So I guess the answer to your question is Q4.

Peter Kamin:  Great.  And then my second question – if you could comment just in terms of your internal pipeline of new activities in the core laundry route business.  If perhaps provide us some information as to whether or not the rates or the quality of new activity that’s in your pipeline is different today than you know, some former period?  And if so, you know, what information you might be able to share with us on the pipeline today?

Stewart McDonald:  Peter when you say pipeline, do you mean non-acquisition related?

Peter Kamin:  That’s right.  I just mean internally developed opportunities.  For example like what you might have reported on – was it earlier this week or late last week, that activity.

Stewart McDonald:  Oh, the very nice deal in New York.

Peter Kamin:  Correct.

Stewart McDonald:  Yes, the pipeline has never been stronger.  We’re on pace for a record year in terms of our sales group deploying new equipment, you know, writing new contracts such as that contract in New York that you read about.  We never quantified that figure.  Because it really does vary wildly quarter by quarter.  But taking a large macro view, we are no track for a record year in terms of internal growth.

Peter Kamin:  And is there something different you’ve done with your internal sales organization to generate these better, you know, internal results?  Or is it your opinion that it’s you know, the entire industry that’s perhaps participating in this.

Stewart McDonald:  I can assure that the entire industry is not participating in this.  Because we’re taking more than our share from competitors.  It’s a combination of the fact that Mac-Gray has what I consider, but I’m biased, the best sales force in the industry by far.  That sales force is backed by a marketing department that has remarkable capabilities.  We are one of the few providers in the industry that actually has a marketing department.

But that marketing department provides air cover and support for a very talented sales group.  And the third and fourth legs of the answer to your question would be technology related.  The third leg being Mac-Gray owns priority technologies.  We’re the only players in the industry with our own internal R&D lab.  And our intelligent laundry solutions is but a glimpse of what they are able and are going to be able of producing.

And the fourth leg, also technology related is our decision to go with energy saving products, primarily from Maytag.  I mean energy saving, particularly in the eastern half of the United States where we know the market’s best, is a very hot and important subject.  And it is only going to increase.  You know, if you had told me 10 years ago that I would pay more for a gallon of water than I would pay for a gallon of gas I would have laughed, but that’s the case.

And water savings have become – I think as a society frankly we’ve reached a tipping point that we weren’t at five years ago.  But we’ve past a tipping point where energy consciousness is large.  And Mac-Gray’s commitment to the energy story, Mac-Gray’s commitment to energy saving equipment is not a new fad.  This isn’t an acquired taste that we just sort of landed on by doing some polling research six months ago.  I mean it’s been at the core of this company for a very long time.

So I would give you those four answers.  An incredibly and talented sales force.  A marketing department that is without peer in the industry.  And technology capabilities both internally developed as well as what we buy from our friends at Maytag.  So we’re having a banner year.

Peter Kamin:  Great.  Would you be able, just as a quick follow up to – just as an example the press release you issued earlier this week on the new piece of business you won in New York – you commented on the number of apartments, but not on the number of machines going in I don’t think.  Is that meaningful enough to ...

Stewart McDonald:  I don’t think that’s meaningful, no.  The real reason that that press release was important that the New York Metro market is for the second year in row our fastest growing geographic area for internal growth.  And we had put out release sometime last – I forget when on the (Roschtale) Village piece as well.  And just – we have a lot of friends in the New York market and we like to highlight their success.  And their contribution to the fact that it is our fastest growing market.

Peter Kamin:  Great.  Thanks.

Stewart McDonald:  And it will probably continue to be so for this year.

Peter Kamin:  Great.  Thank you.

Stewart McDonald:  Good to talk to you Peter.

Operator:  That concludes the question and answer for today.  At this time I would turn the call back over to Mr. McDonald for any additional or closing comments.

Stewart McDonald:  Well, thank you operator.  And thanks to all of you again for taking the time to join us this morning.  Please feel free to contact Mike or me directly by phone or email if you have any additional questions.  And that concludes our call.

Operator:  Ladies and gentlemen, thank you for your participation, you may now disconnect.                                     END